Exhibit 99.1

POSTAL REALTY TRUST, INC. REPORTS FOURTH QUARTER 2019 RESULTS

- Completed $88 Million of Acquisitions since May 2019 IPO -

- Doubled Revenue, Properties and Square Footage Owned -

- Increased Rental Revenue 31% Quarter-Over-Quarter -

- Increased Quarterly Dividend by 21% -

Cedarhurst, New York, March 25, 2020 (Businesswire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased to the United States Postal Service (“USPS”), today announced results for the quarter and year-ended December 31, 2019.

“Since our IPO, less than a year ago, we completed approximately $88 million in acquisitions, which doubled our revenue, properties owned and square footage,” stated Andrew Spodek, Postal Realty Trust, Inc.’s Chief Executive Officer. “We take great pride in the ability to offer our shareholders a highly visible, U.S. Government-backed revenue stream generated by a mission critical service, the Postal Service. We believe the growth of our portfolio and the creditworthiness of our tenant positions us to grow our earnings and dividend in 2020 and beyond. Current macro-economic challenges notwithstanding, we are confident about the long-term prospects for Postal Realty. Our portfolio is fully occupied, highly geographically diversified and provides a strong risk-adjusted return for our shareholders.”

Mr. Spodek concluded, “Through my 10b5-1 purchasing plan, I have been acquiring shares in the open market over the last several weeks in compliance with the federal securities laws. I have a high conviction on the strength of the business model and am further aligning myself with our shareholders.”

Property Portfolio

During the fourth quarter ended December 31, 2019, the Company completed $46.4 million in acquisitions comprised of 447,657 net leasable interior square feet and increased rental revenue 31% quarter-over-quarter. Subsequent to the fourth quarter end, the Company closed $30.2 million of acquisitions comprising 268,146 net leasable interior square feet. As of March 25, 2020, the Company’s portfolio is 100% occupied, comprised of 549 properties across 45 states with approximately 1.7 million net leasable interior square feet and a weighted average rental rate of $9.66 per square leasable square foot.

In addition, the Company has entered into definitive agreements to acquire $11.5 million of properties; these transactions are anticipated to close during the second and third quarters subject to the satisfaction of customary closing conditions.

Balance Sheet

As of December 31, 2019, the Company had cash of $12.5 million on the balance sheet and $57.2 million of debt that carried a weighted average interest rate of 3.5% and a fixed charge coverage ratio of 4.0x. The Company’s net debt to annualized adjusted EBITDA ratio was 5.7x.

On January 30, 2020, the Company increased the size of its credit facility from $100 million to $150 million by exercising $50 million of the $100 million accordion feature on its revolving credit facility.

Dividend

On February 28, 2020, the Company paid a quarterly dividend of $0.17 per share of Class A common stock, representing a 21% increase compared to the prior quarter and an annualized dividend of $0.68 per share.

Webcast and Conference Call Details

Postal Realty Trust will host a webcast and conference call to discuss the fourth quarter 2019 financial results on March 25, 2020 at 5:00 P.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/QuarterlyResults. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-407-9208. International callers should dial 1-201-493-6784.

Replay

A telephonic replay of the call will also be available from 8:00 P.M. Eastern Time on Wednesday, March 25, 2020, through 11:59 P.M. Eastern Time on Wednesday, April 8, 2020, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13697994.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO and AFFO, as well as reconciliations of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than we do and therefore our computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures that are recurring in nature, excluding capital improvements that are incurred in connection with the acquisition of a property or obtaining a lease or lease renewal) and acquisition related expenses (defined as acquisition-related expenses that are incurred for investment purposes and do not correlate with the ongoing operations of our existing portfolio, including due diligence costs for acquisitions not consummated and certain auditing and accounting fees incurred that were directly related to completed acquisitions or dispositions) that are not capitalized and then adding back non-cash items including: non-real estate depreciation, loss on extinguishment of debt, write-off and amortization of debt issuance costs, straight-line rent adjustments, fair value lease adjustments and non-cash components of compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of our ability to make capital investments. Other REITs may not define AFFO in the same manner as we do and therefore our calculation of AFFO may not be comparable to such other REITs.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of our operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by our competitors and other REITs and provides a more complete understanding of our performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns properties leased to the USPS. The Company believes it is one of the largest owners and managers measured by net leasable square footage of properties that are leased to the USPS.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900

Postal Realty Trust, Inc. and Predecessor
Consolidated and Combined Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2019 and 2018

		Predecessor		Predecessor
	Three Months ended December 31, 2019	Three Months ended December 31, 2018	Twelve Months ended December 31, 2019	Twelve Months ended December 31, 2018
Revenues
Rental income	$3,129,972	$1,462,378	$8,865,868	$5,662,145
Tenant reimbursements	458,617	224,039	1,311,121	892,541
Fee and other income	270,270	268,132	1,112,367	1,130,449
Total revenues	3,858,859	1,954,549	11,289,356	7,685,135

Operating expenses
Real estate taxes	486,775	230,830	1,366,892	919,783
Property operating expenses	385,647	309,486	1,207,486	948,775
General and administrative	1,876,291	323,960	4,846,392	1,410,344
Depreciation and amortization	1,485,506	468,662	3,800,059	1,832,237
Total operating expenses	4,234,219	1,332,938	11,220,829	5,111,139

Income (loss) from operations	(375,360)	621,611	68,527	2,573,996

Interest expense, net:
Contractual interest expense	(463,365)	(366,192)	(1,098,788)	(1,478,545)
Write-off and amortization of deferred financing costs	(233,205)	(3,181)	(242,763)	(12,556)
Loss on extinguishment of debt	-	-	(185,586)	-
Interest income	2,534	1,134	5,928	4,504
Total interest expense, net	(694,036)	(368,239)	(1,521,209)	(1,486,597)

Income (loss) before income tax (expense) benefit	(1,069,396)	253,372	(1,452,682)	1,087,399
Income tax (expense) benefit	-	(22,979)	(39,749)	60,763
Net income (loss)	(1,069,396)	230,393	(1,492,431)	1,148,162

Less: Net income attributable to noncontrolling interest in properties	-	(2,691)	(4,336)	(12,153)

Net income attributable to predecessor and Affiliates Predecessor	-	227,702	(463,414)	1,136,009
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	271,948		462,968
Net income (loss) attributable to common stockholders	$(797,448)		$(1,497,213)

Net income (loss) per share (basic and diluted)	$(0.16)		$(0.30)

Weighted average common shares outstanding (basic and diluted)	5,164,264		5,164,264

Postal Realty Trust, Inc. and Predecessor
Consolidated and Combined Consolidated Balance Sheets

		Predecessor,
	December 31, 2019	December 31, 2018
ASSETS
Real Estate Properties
Land	$25,147,732	$7,239,213
Buildings and improvements	92,873,637	29,550,076
Tenant improvements	2,562,293	1,646,215
Total real estate properties	120,583,662	38,435,504
Less: accumulated depreciation	(8,813,579)	(7,121,532)
Total real estate, net	111,770,083	31,313,972

Cash	12,475,537	262,926
Rent and other receivables	1,710,314	601,670
Prepaid expenses and other assets	2,752,862	146,014
Escrows and reserves	708,066	598,949
Deferred rent receivable	33,344	14,060
In-place lease intangibles (net of accumulated amortization
of $6,472,157 and $4,388,699, respectively)	7,315,867	2,735,927
Above market leases (net of accumulated amortization
of $18,496 and $8,688, respectively)	22,124	10,914

Total assets	$136,788,197	$35,684,432

LIABILITIES AND EQUITY (DEFICIT)
Liabilities
Secured borrowings, net	$3,211,004	$34,792,419
Revolving credit facility	54,000,000	-
Accounts payable, accrued expenses and other	3,152,799	1,869,084
Below market leases (net of accumulated amortization
of $2,071,182 and $1,525,540, respectively)	6,601,119	3,842,495
Deferred tax liability, net	-	793,847
Total liabilities	$66,964,922	$41,297,845

Commitments and contingencies

Equity (deficit)
Common stock,
PSTL - $.01 par value per share
Class A, 500,000,000 shares authorized, 5,285,904 shares issued and outstanding	52,859	-
Class B, 27,206 shares authorized, 27,206 shares issued and outstanding	272	-
UPH - no par, 1,000 shares authorized, 1,000 shares issued and outstanding	-	4,000,000
NPM - no par, 200 shares authorized, issued and outstanding		200
Additional paid-in capital	51,396,226	3,441,493
Accumulated deficit	(2,575,754)	(11,003,876)
Member's deficit	-	(2,095,823)
Total Stockholders' and Predecessor Equity	48,873,603	(5,658,006)
Operating Partnership unitholders' noncontrolling interests	20,949,672	-
Noncontrolling interest in properties	-	44,593
Total equity (deficit)	69,823,275	(5,613,413)

Total liabilities and equity (deficit)	$136,788,197	$35,684,432

Postal Realty Trust, Inc.
Reconciliation of Net Income (Loss) to FFO and AFFO
For the Three Months Ended December 31, 2019

Three Months Ended December 31, 2019

Net Income (loss)	$(1,069,396)
Depreciation and amortization of real estate assets	1,485,506
FFO	$416,110
Recurring capital expenditures	(60,893)
Acquisition related expenses	444,544
Write-off and amortization of debt issuance costs	233,205
Straight-line rent adjustments	1,125
Amortization of above and below market leases	(209,058)
Non-cash stock compensation expense	411,652
AFFO	$1,236,685
FFO per common share and common unit outstanding	$0.06
AFFO per common share and common unit outstanding	$0.17
Weighted average common shares and common units outstanding	7,124,638